Protective Insurance Corporation                                                                                                                                                                                                                                                                                                                                  May 5, 2020
Unaudited First Quarter Financial Statements                                                                                                                                                                                                                                                                          Investor Contact:  John R. Barnett
                                                                                                                                                                                                                                                                                                                                                       investors@protectiveinsurance.com
                                                                                                                                                                                                                                                                                                                                                                                       (317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES FIRST QUARTER 2020 RESULTS

Carmel, Indiana, May 5, 2020—Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) today reported results for the first quarter of 2020.

●	As a result of actions to improve underwriting profitability, gross premiums written declined from $148.9 million in the first quarter of 2019 to $134.0 million in the first quarter of 2020.
●
The reported combined ratio was 104.2% for the first quarter of 2020 which was an improvement over the 108.0% combined ratio for the prior year period.  The improving quarterly combined ratio trend reflects the continuation of positive rate actions initiated in 2019 and non-renewals of certain risks. While it had a minimal impact on the current period loss ratio, we did experience a reduction in reported claims during the last two weeks of March, which we attributed to reduced traffic density as a result of the COVID-19 pandemic.

●	Net investment income increased to $7.2 million for the first quarter of 2020 driven by an asset allocation shift to fixed income and higher investment balances.

●	Unrealized and realized investment losses recognized through the income statement were $27.8 million (pre-tax).
●	Net loss of $22.2 million for the first quarter of 2020.
●
Repurchased $1.8 million (126,764 shares) during the first quarter of 2020. These purchases are immediately accretive to book value per share, given an average repurchase price of 65% of March 31, 2020 book value.

●	Book value per share was $21.53, down $3.98 per share or 15.6% from December 31, 2019.

Jeremy Johnson, Protective’s Chief Executive Officer, said: “This was an extraordinary quarter, and I’m proud of the contributions our employees have made to ensure our trucking customers continue to operate safely and effectively and deliver essential food, medical equipment and goods across the USA.  While volatility in the equity markets impacted net income, I am pleased with the progress we’re making towards sustainable underwriting profitability, as reflected by the increase in profit in our core business operations. We have a strong capital position, a respected franchise and a talented team. We believe Protective Insurance is well positioned to navigate through the economic volatility and uncertainty resulting from COVID-19.”

The Company produced first quarter net loss of $22.2 million, or $1.56 per share, which compares to net income of $2.7 million, or $0.18 per share, for the prior year’s first quarter.

Loss before federal income tax benefit was $25.1 million during the first quarter of 2020 compared to income before federal income tax expense of $3.5 million during the first quarter of 2019, while income from core business operations, before federal income tax benefit, was $2.6 million for the first quarter of 2020 compared to a loss from core business operations, before federal income tax expense, of $2.5 million during the first quarter of 2019.

Gross premiums written for the first quarter of 2020 decreased 10.0% to $134.0 million compared to $148.9 million written during the prior year period.  Net premiums earned for the first quarter of 2020 decreased to $109.7 million, down 0.3% compared to the prior year period.  The lower premiums for the current period are primarily the result of underwriting actions to improve profitability, including rate increases and non-renewal of certain risks.

Underwriting operations produced a combined ratio of 104.2% during the first quarter of 2020; an improvement when compared to a combined ratio of 108.0% for the prior year period.  The reduction in the combined ratio reflects actions taken by the Company to improve underwriting results, including non-renewal of unprofitable business as well as significant rate increases in commercial automobile.  Prior period loss development for the quarter was minimal compared to $0.5 million unfavorable development for the prior year quarter.

In our commercial automobile portfolio, the Company attained weighted average rate increases of 22% premiums available for renewal during the first quarter of 2020.  Policy retention rate was higher than recent quarters.  We are committed to remaining disciplined in our underwriting and create long-term value for our stakeholders.

Commercial automobile products covered by our reinsurance treaties from July 3, 2013 through July 2, 2019 are subject to an unlimited aggregate stop-loss provision.  Currently each of these treaty years is reserved at or above the attachment level of these treaties.  For every $100 of additional loss, the Company is responsible only for its $25 retention.  Commercial automobile products covered by the Company’s reinsurance treaty from July 3, 2019 through July 2, 2020 are also subject to an unlimited aggregate stop-loss provision.  Once the aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible for its $65 retention.  This increase in the Company’s retention compared to recent years reflects the combination of (1) a decreased need for stop-loss reinsurance protection resulting from a significant decrease in the company’s commercial automobile subject limits profile, (2) a higher cost for this cover and (3) the Company’s confidence in profitability improvements given the limit reductions and rate increases on its commercial automobile products.

Net investment income for the first quarter of 2020 increased 16.1% to $7.2 million compared to $6.2 million in the prior year period.  The increase reflects an increase in average funds invested compared to the first quarter of 2019, as well as the continued reallocation from limited partnerships and equity investments to fixed income securities.  Our fixed income investment portfolio continues to emphasize shorter-duration instruments.  If there was a hypothetical increase in interest rates of 100 basis points, the price of our fixed income portfolio, including cash, at March 31, 2020 would be expected to fall by approximately 2.5%.  Credit quality remains high with a weighted average rating of AA-, including cash.

Book value per share as of March 31, 2020 was $21.53, a decrease of $3.98 per share during the quarter, after the payment of cash dividends to shareholders totaling $0.10 per share. Book value per share was adversely impacted by total investment losses of $50.8 million ($40.1 million after tax, or $2.83/share), the adoption of the new current expected credit loss (CECL) model of $15.5 million ($12.2 million after tax, or $0.86/share) and a deferred tax asset valuation allowance of $4.9 million ($0.35/share).

The following table provides details related to our unrealized and realized investment losses during the three months ended March 31, 2020:

Three months ended
March 31, 2020
Net realized losses on investment, including impairments, within income statement	(4,828)
Net unrealized losses on equity securities and limited partnership investments within income statement	(22,929)
Net unrealized losses on fixed income securities recorded within other comprehensive income	(23,087)
Total realized and unrealized investment losses (pre-tax)	(50,844)

The Company recorded a $4.9 million valuation allowance on net deferred tax assets as of March 31, 2020. The Company considered several factors in assessing the realizability of our net deferred tax assets.  The allowance was primarily driven by the decline in investment values and corresponding tax impacts resulting in the reversal of deferred tax liabilities to deferred tax assets during the quarter.  We have concluded that a valuation allowance is appropriate for our deferred tax assets not supported by either carryback availability or future reversals of existing taxable temporary differences. Because the Company has recorded a three-year cumulative net loss, we were not able to include future projected income in our analysis.  This valuation allowance does not change our positive outlook on future company results. As we return to profitability or realize appreciation in our equity and fixed income portfolios, our valuation allowance will be reduced or eliminated.  The valuation allowance does not limit our ability to use deferred tax assets in the future.

The Company's net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations.  The following table reconciles income (loss) before federal income tax expense (benefit) to underwriting loss, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended
	March 31
	2020	2019

Income (loss) before federal income tax expense (benefit)	$(25,139)	$3,514
Less: Net realized losses on investments	(4,827)	(299)
Less: Net unrealized gains (losses) - equity securities and limited partnerships	(22,929)	6,327
Income (loss) from core business operations	$2,617	$(2,514)
Less: Net investment income	7,236	6,232
Underwriting loss	$(4,619)	$(8,746)

The Company uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income (loss) before federal income tax expense (benefit) excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company’s operating performance.  It separates out the recognition of realized investment gains and losses, and occurrence of unrealized gains and losses, that are often driven by market changes in security valuations versus operating decisions.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company’s GAAP underwriting results.

Conference Call Information:
Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, May 6, 2020, at 11:00 AM EST to discuss results for the first quarter ended March 31, 2020.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through May 13, 2020 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13701107.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until November 6, 2020.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=138811.
Also available on the investor relations section of our web site is an investor presentation providing additional information to be reviewed in conjunction with our earnings call.  We have also made available complete interim financial statements and copies of our filings with the Securities and Exchange Commission.
The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31	December 31
	2020	2019
Assets
Investments [1]:
Fixed income securities (2020: $757,451; 2019: $783,047)	$746,856	$795,538
Equity securities	70,320	76,812
Limited partnerships, at equity	7,981	23,292
Commercial mortgage loans	11,882	11,782
Short-term [2]	1,000	1,000
	838,039	908,424
Cash and cash equivalents	89,318	67,851
Restricted cash and cash equivalents	10,813	21,037
Accounts receivable	89,510	111,762
Reinsurance recoverable	415,021	432,067
Other assets	94,009	86,306
Current federal income taxes	4,381	4,878
Deferred federal income taxes	11,004	2,035
	$1,552,095	$1,634,360

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$1,001,599	$988,305
Reserves for unearned premiums	70,686	74,810
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	154,427	186,929
	1,246,712	1,270,044
Shareholders' equity:
Common stock-no par value	606	610
Additional paid-in capital	53,045	53,349
Accumulated other comprehensive income (loss)	(12,179)	9,369
Retained earnings	263,911	300,988
	305,383	364,316
	$1,552,095	$1,634,360

Number of common and common
equivalent shares outstanding	14,183	14,279
Book value per outstanding share	$21.53	$25.51

[1] 2020 & 2019 cost in parentheses
[2] Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31
	2020	2019
Revenues
Net premiums earned	$109,659	$110,013
Net investment income	7,236	6,232
Commissions and other income	1,663	2,064
Net realized losses on investments, excluding impairment losses	(4,787)	(39)
Impairment losses on investments	(40)	(260)
Net unrealized gains (losses) on equity securities and limited partnership investments	(22,929)	6,327
Net realized and unrealized gains (losses) on investments	(27,756)	6,028
	90,802	124,337
Expenses
Losses and loss expenses incurred	81,831	87,122
Other operating expenses	34,110	33,701
	115,941	120,823
Income (loss) before federal income tax expense (benefit)	(25,139)	3,514
Federal income tax expense (benefit)	(2,983)	766
Net income (loss)	$(22,156)	$2,748

Per share data - diluted:
Loss before net gains (losses) on investments	$(.02)	$(.14)
Net gains (losses) on investments	(1.54)	.32
Net income (loss)	$(1.56)	$.18

Reconciliation of shares outstanding:
Average shares outstanding - basic	14,169	14,848
Dilutive effect of share equivalents	-	30
Average shares outstanding - diluted	14,169	14,878

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31
	2020	2019

Net cash provided by (used in) operating activities	$(1,312)	$11,405
Investing activities:
Purchases of available-for-sale investments	(82,641)	(140,645)
Proceeds from sales or maturities
of available-for-sale investments	79,640	68,975
Proceeds from sales of equity securities	5,480	9,169
Purchase of commercial mortgage loans	(368)	(1,172)
Proceeds from commercial mortgage loans	72	-
Distributions from limited partnerships	14,636	17,214
Other investing activities	(369)	(797)
Net cash provided by (used in) investing activities	16,450	(47,256)
Financing activities:
Dividends paid to shareholders	(1,426)	(1,493)
Repurchase of common shares	(1,782)	(468)
Net cash used in financing activities	(3,208)	(1,961)

Effect of foreign exchange rates on cash and cash equivalents	(687)	307

Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	11,243	(37,505)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	88,888	170,811
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$100,131	$133,306

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except share and per share data)	Three Months Ended
	March 31
	2020	2019

Annualized
Book value per share beginning of period	$25.51	$23.95
Book value per share end of period	21.53	24.63
Change in book value per share	$(3.98)	$0.68
Dividends paid	0.10	0.10
Change in book value per share plus dividends paid	$(3.88)	$0.78
Total value creation [1]	NM	13.0%

Return on average shareholders' equity:
Average shareholders' equity	334,850	361,076

Net income (loss)	(22,156)	2,748
Less: Tax valuation allowance recognized in net income (loss)	(2,306)	-
Less: Net realized and unrealized gains (losses) on investments, net of tax	(21,927)	4,762
Income (loss) from core business operations, net of tax	2,077	(2,014)

Return on net income (loss) [2]	NM	3.0%
Return on income (loss) from core business operations, net of tax [2]	2.5%	(2.2%)

Loss and LAE expenses incurred	$81,831	$87,122
Net premiums earned	109,659	110,013
Loss and LAE ratio	74.6%	79.2%

Other operating expenses	$34,110	$33,701
Less: Commissions and other income	1,663	2,064
Other operating expenses, less commissions and other income	$32,447	$31,637
Net premiums earned	109,659	110,013
Expense ratio	29.6%	28.8%

Combined ratio [3]	104.2%	108.0%

Gross premiums written	$134,006	$148,893
Net premiums written	109,234	115,322

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly amounts have been annualized. Q1 2020 is not meaningful when annualized.
[2] Quarterly amounts have been annualized. Q1 2020 is not meaningful when annualized
[3] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses, less commission and other income to net premiums earned.